Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Third Fiscal Quarter Net Income of $5.92 Million

•	Quarterly EPS of $0.74
•	Quarterly Return on Average Assets of 1.25%
•	Quarterly Net Interest Margin improves to 3.53%
•	Net Loans Increased by 11% Year-Over-Year
•	Deposits Increased by 5% Year-Over-Year
•	Announces Quarterly Cash Dividend

HOQUIAM, WA – July 23, 2024– Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $5.92 million, or $0.74 per diluted common share, for the quarter ended June 30, 2024.  This compares to net income of $5.71 million, or $0.70 per diluted common share, for the preceding quarter and $6.31 million, or $0.77 per diluted common share, for the comparable quarter one year ago.

For the first nine months of fiscal 2024, Timberland’s net income decreased 12% to $17.93 million, or $2.21 per diluted common share, compared to $20.48 million, or $2.47 per diluted common share for the first nine months of fiscal 2023.

“We are pleased with our third quarter fiscal year 2024 operating results, which were highlighted by increased earnings, net interest margin improvement, and continued loan portfolio growth,” stated Dean Brydon, Chief Executive Officer.  “Net income and EPS increased by 4% and 6%, respectively, compared to the prior quarter primarily due to an improvement in our net interest margin and higher non-interest income. While third quarter earnings increased compared to the prior quarter, they were lower compared to the year ago quarter, which was near the highest point of our margin in this interest rate cycle before deposit cost increases began compressing margins.”

As a result of Timberland’s solid earnings and strong capital position, its Board of Directors announced a quarterly cash dividend to shareholders to $0.24 per share, payable on August 23, 2024, to shareholders of record on August 9, 2024.  This represents the 47th consecutive quarter Timberland will have paid a cash dividend.

“The loan portfolio continues to grow nicely, with solid quarterly and year-over-year growth,” Brydon continued.  “Net loans receivable grew by $38 million, or 3%, during the quarter, with increases primarily in the commercial real estate, 1-4 family and multi-family portfolios.  We continue to remain optimistic regarding the overall strength of our loan portfolio and the opportunities for loan growth in our markets.  Credit quality metrics are still holding up relatively well, with $36,000 in net charge-offs for the quarter and non-performing assets at 22 basis points of total assets, at the end of the third quarter.”

“A highlight of the quarter was the five basis point improvement in the net interest margin to 3.53% for the third quarter, compared to the preceding quarter, as the yield improvements on interest-earning assets outpaced the increase in cost of funds,” said Jonathan Fischer, President and Chief Operating Officer.  “Total deposits decreased $10 million during the quarter as deposit competition remained strong.”

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

Earnings and Balance Sheet Highlights (at or for the periods ended June 30, 2024, compared to June 30, 2023, or March 31, 2024):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 6% to $0.74 for the current quarter from $0.70 for the preceding quarter and decreased 4% from $0.77 for the comparable quarter one year ago; EPS for the first nine months of fiscal 2024 decreased 11% to $2.21 from $2.47 for the first nine months of fiscal 2023;

•
Net income increased 4% to $5.92 million for the current quarter from $5.71 million for the preceding quarter and decreased 6% from $6.31 million for the comparable quarter one year ago; Net income decreased 12% to $17.93 million for the first nine months of fiscal 2024 compared to $20.48 million for the first nine months of fiscal 2023;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 9.95% and 1.25%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.53% from 3.48% for the preceding quarter and compressed from 3.94% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter was 58.97% compared to 60.22% for the preceding quarter and 56.01% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets decreased slightly (less than 1%) from the prior quarter and increased 5% year-over-year;
•	Net loans receivable increased 3% from the prior quarter and increased 11% year-over-year;
•	Total deposits decreased 1% from the prior quarter and increased 5% year-over-year;
•	Total shareholders’ equity increased 1% from the prior quarter and increased 5% year-over-year; 70,000 shares of common stock were repurchased during the quarter for $1.77 million;
•	Non-performing assets to total assets ratio was 0.22% at June 30, 2024 compared to 0.19% at March 31, 2024 and 0.09% at June 30, 2023;
•	Book and tangible book (non-GAAP) values per common share increased to $30.33 and $28.36, respectively, at June 30, 2024; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at June 30, 2024 with only $20 million in borrowings and additional secured borrowing line capacity of $665 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 3% to $18.77 million from $18.25 million for the preceding quarter and decreased 4% from $19.51 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to an increase in interest income from loans, investment securities and overnight funds and an increase in non-interest income.  These increases to operating revenue were partially offset by an increase in funding costs.  Operating revenue decreased by 7%, to $55.82 million for the first nine months of fiscal 2024 from $59.74 million for the first nine months of fiscal 2023, primarily due to an increase in funding costs, which outpaced the increase in interest income.

Net interest income increased $346,000, or 2%, to $15.98 million for the current quarter from $15.64 million for the preceding quarter and decreased $653,000, or 4%, from $16.63 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to an increase in the weighted average yield of interest-earning assets to 5.33% from 5.16% in for the preceding quarter and a $15.42 million increase in average total interest-earning assets. Partially offsetting the increase in the weighted average yield of interest-earning assets, was in increase in the weighted average cost of interest bearing liabilities to 2.64% from 2.50% for the preceding quarter. Timberland’s NIM for the current quarter expanded to 3.53% from 3.48% for the preceding quarter and compressed from 3.94% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the collection of $124,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $9,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately three basis points due to the collection of $90,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $87,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $22,000 of the fair value discount on acquired loans.  Net interest income for the first nine months of fiscal 2024 decreased $3.91 million, or 8%, to $47.62 million from $51.53 million for the first nine months of fiscal 2023, primarily due to funding cost increases, which

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

outpaced the increase in interest income.  Timberland’s NIM compressed to 3.53% for the first nine months of fiscal 2024 from 3.99% for the first nine months of fiscal 2023.

A $264,000 provision for credit losses on loans was recorded for the quarter ended June 30, 2024.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $166,000 provision for credit losses on loans for the preceding quarter and a $610,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, a $12,000 recapture of credit losses on investments securities and an $8,000 recapture of credit losses for unfunded commitments were recorded for the current quarter.

Non-interest income increased $176,000, or 7%, to $2.79 million for the current quarter from $2.62 million for the preceding quarter and decreased $84,000, or 3%, from $2.88 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to increases in ATM and debit card interchange transaction fees, gain on sale of loans, service charges on deposits, and smaller changes in several other categories.  Fiscal year-to-date non-interest income decreased slightly (less than 1%) to $8.20 million from $8.22 million for the first nine months of fiscal 2023.

Total operating (non-interest) expenses for the current quarter increased $78,000, or 1%, to $11.07 million from $10.99 million for the preceding quarter and increased $142,000, or 1%, from $10.93 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in deposit operations, advertising, technology and communications, and smaller increases in several other expense categories.  These increases were partially offset by decreases in salaries and employee benefits, premises and equipment, and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 58.97% compared to 60.22% for the preceding quarter and 56.01% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 1% to $32.68 million from $32.41 million for the first nine months of fiscal 2023.  The efficiency ratio for the first nine months of fiscal 2024 was 58.55% compared to 54.24% for the first nine months of fiscal 2023.

The provision for income taxes for the current quarter increased $65,000, or 4%, to $1.54 million from $1.47 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.6% for the quarter ended June 30, 2024 compared to 20.5% for the quarter ended March 31, 2024 and 20.9% for the quarter ended June 30, 2023. Timberland’s effective income tax rate was 20.2% for the first nine months of fiscal 2024 compared to 20.4% for the first nine months of fiscal 2023.

Balance Sheet Management

Total assets decreased $6.61 million, or less than 1%, during the quarter to $1.90 billion at June 30, 2024 from $1.91 billion at March 31, 2024 and increased $92.92 million, or 5%, from $1.81 billion one year ago.  The decrease in assets during the current quarter was primarily due to a $23.01 million net decrease in investment securities and CDs held for investment and a $21.44 million decrease in total cash and cash equivalents, which was partially offset by a $37.90 million increase in net loans receivable.  Total deposits decreased by $10.01 million during the quarter and total shareholders’ equity increased by $2.54 million.

Liquidity

Timberland has maintained a strong liquidity position (both on-balance sheet and off-balance sheet) while continuing to grow the loan portfolio.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 14.7% of total liabilities at June 30, 2024, compared to 15.2% at March 31, 2024, and 12.1% one year ago.  Timberland had secured borrowing line capacity of $665 million available through the FHLB and the Federal Reserve at June 30, 2024.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at June 30, 2024.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $37.90 million, or 3%, during the quarter to $1.40 billion at June 30, 2024 from $1.36 billion at March 31, 2024.  This increase was primarily due to a $20.49 million increase in commercial real estate loans, a $12.18 million increase in one- to four-family loans, a $10.68 million increase in multi-family loans and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $9.69 million increase in undisbursed portion of construction and land development loans and smaller decreases in several other loan categories.

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

Loan Portfolio
($ in thousands)
	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$288,611	19%	$276,433	19%	$229,274	17%
Multi-family	177,950	12	167,275	12	111,777	8
Commercial	597,865	40	577,373	40	557,015	40
Construction - custom and
owner/builder	128,222	9	122,988	8	136,595	10
Construction - speculative one-to four-family	11,441	1	16,407	1	12,522	1
Construction - commercial	32,130	2	32,318	2	42,657	3
Construction - multi-family	35,631	2	36,795	3	73,859	5
Construction - land
development	19,104	1	16,051	1	15,968	1
Land	32,384	2	31,821	2	25,908	2
Total mortgage loans	1,323,338	88	1,277,461	88	1,205,575	87

Consumer loans:
Home equity and second
mortgage	43,679	3	42,357	3	40,008	3
Other	3,121	--	2,925	--	2,469	--
Total consumer loans	46,800	3	45,282	3	42,477	3

Commercial loans:
Commercial business loans	136,213	9	135,505	9	137,114	10
SBA PPP loans	314	--	367	--	519	--
Total commercial loans	136,527	9	135,872	9	137,633	10
Total loans	1,506,665	100%	1,458,615	100%	1,385,685	100%
Less:
Undisbursed portion of
construction loans in
process	(87,196)		(77,502)		(104,774)
Deferred loan origination
fees	(5,404)		(5,179)		(4,957)
Allowance for credit losses	(17,046)		(16,818)		(15,307)
Total loans receivable, net	$1,397,019		$1,359,116		$1,260,647
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,795, $1,311, and $0 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of June 30, 2024:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$126,605	21%	8%	$1,241	$195
Medical/dental offices	81,099	14	5	1,287	--
Office buildings	69,314	12	5	797	--
Other retail buildings	50,365	8	3	536	--
Mini-storage	38,908	6	3	1,441	--
Hotel/motel	31,450	5	2	2,859	--
Restaurants	27,294	5	2	557	161
Gas stations/conv. stores	25,406	4	2	1,059	--
Nursing homes	18,548	3	1	2,319	--
Churches	14,375	2	1	799	--
Shopping centers	10,788	2	1	1,798	--
Mobile home parks	9,942	2	1	473	--
Additional CRE	93,771	16	6	705	954
Total CRE	$597,865	100%	40%	$930	$1,310

Timberland originated $74.32 million in loans during the quarter ended June 30, 2024, compared to $39.37 million for the preceding quarter and $93.72 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $3.05 million were sold compared to $2.28 million for the preceding quarter and $3.41 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $23.01 million, or 8%, to $262.60 million at June 30, 2024, from $285.61 million at March 31, 2024.  The decrease was primarily due to maturities of U.S. Treasury investment securities (classified as held to maturity) totaling $30.00 million and, to a lesser extent, scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Deposits

Total deposits decreased $10.01 million, or 1%, during the quarter to $1.63 billion at June 30, 2024, from $1.64 billion at March 31, 2024.  The quarter’s decrease consisted of a $17.78 million decrease in non-interest bearing deposit balances, an $11.83 million decrease in NOW checking account balances and a $3.16 million decrease in savings account balances. These decreases were partially offset by a $15.17 million increase in money market account balances and a $7.60 million increase in certificate of deposit account balances.

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

Deposit Breakdown ($ in thousands)
	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent

Non-interest-bearing demand	$407,125	25%	$424,906	26%	$452,729	29%
NOW checking	324,795	20	336,621	20	397,761	26
Savings	207,921	13	211,085	13	241,651	16
Money market	327,162	20	311,994	19	209,276	13
Certificates of deposit under $250	195,022	12	190,762	12	148,142	10
Certificates of deposit $250 and over	117,788	7	118,698	7	64,849	4
Certificates of deposit – brokered	48,731	3	44,488	3	38,322	2
Total deposits	$1,628,544	100%	$1,638,554	100%	$1,552,730	100%

Borrowings

Total borrowings were $20.00 million at both June 30, 2024 and March 31, 2024.  At June 30, 2024, the weighted average rate on the borrowings was 4.34%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $2.54 million, or 1%, to $241.23 million at June 30, 2024, from $238.70 million at March 31, 2024.  The increase in shareholders’ equity was primarily due to net income of $5.92 million for the quarter and a $200,000 reduction in the accumulated other comprehensive loss category for fair value adjustments on available for sale investment securities.  These increases to shareholders’ equity were partially offset by the payment of $1.92 million in dividends to shareholders and the repurchase of 70,000 shares of common stock for $1.77 million (an average price of $25.24 per share).  Timberland had 192,025 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at June 30, 2024.

Timberland remains well capitalized with a total risk-based capital ratio of 19.22%, a Tier 1 leverage capital ratio of 12.04%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.97%, and a shareholders’ equity to total assets ratio of 12.69% at June 30, 2024.  Timberland’s held to maturity investment securities were $176.79 million at June 30, 2024, with a net unrealized loss of $10.00 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.33%, compared to 12.69%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.22% at June 30, 2024 compared to 0.19% at March 31, 2024 and 0.09% at June 30, 2023.  Net charge-offs totaled $36,000 for the current quarter compared to net charge-offs of $3,000 for the preceding quarter and net charge-offs of $1,000 for the comparable quarter one year ago.  During the current quarter, a provision for credit losses on loans of $264,000 was made, which was partially offset by recaptures of credit losses of $12,000 on investment securities and $8,000 on unfunded commitments.  The ACL for loans as a percentage of loans receivable was 1.21% at June 30, 2024, compared to 1.22% at March 31, 2024 and 1.20% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $33,000 or 1%, to $4.23 million at June 30, 2024, from $4.20 million at March 31, 2024.  Non-accrual loans increased $515,000, or 14%, to $4.12 million at June 30, 2024 from $3.61 million at March 31, 2024.  The quarterly increase in non-accrual loans was primarily due to a $450,000 increase in home equity and second mortgage loans, a $161,000 increase in commercial real estate loans, and a $149,000 increase in commercial business loans on non-accrual status. These increases were partially offset by a $245,000 decrease in one- to four-family loans on non-accrual status.

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

Non-Accrual Loans
($ in thousands)

	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$135	2	$380	3	$373	2
Commercial	1,310	4	1,149	3	686	2
Construction – custom and
owner/builder	152	1	152	1	--	--
Land	--	--	--	--	54	1
Total mortgage loans	1,597	7	1,681	7	1,113	5

Consumer loans:
Home equity and second
mortgage	615	3	165	1	184	2
Total consumer loans	615	3	165	1	184	2

Commercial business loans	1,908	8	1,759	6	289	4
Total loans	$4,120	18	$3,605	14	$1,586	11

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30	March 31,	June 30,
	2024	2024	2023
Interest and dividend income
Loans receivable	$19,537	$18,909	$16,215
Investment securities	2,335	2,246	2,384
Dividends from mutual funds, FHLB stock and other investments	94	82	70
Interest bearing deposits in banks	2,173	1,919	1,220
Total interest and dividend income	24,139	23,156	19,889

Interest expense
Deposits	7,938	7,301	3,123
Borrowings	220	220	132
Total interest expense	8,158	7,521	3,255
Net interest income	15,981	15,635	16,634
Provision for credit losses – loans	264	166	610
Provision for (recapture of) credit losses – investment securities	(12)	3	--
Recapture of credit losses - unfunded commitments	(8)	(88)	--
Net int. income after provision for (recapture of) credit losses	15,737	15,554	16,024

Non-interest income
Service charges on deposits	1,014	988	970
ATM and debit card interchange transaction fees	1,297	1,212	1,335
Gain on sales of loans, net	68	41	80
Bank owned life insurance (“BOLI”) net earnings	158	156	157
Gain on sale of investment securities, net	--	--	95
Recoveries on investment securities, net	2	2	2
Other	252	216	236
Total non-interest income, net	2,791	2,615	2,875

Non-interest expense
Salaries and employee benefits	5,928	6,024	5,860
Premises and equipment	1,011	1,081	1,010
Gain on sale of premises and equipment, net	(3)	--	(32)
Advertising	211	159	179
ATM and debit card processing	580	601	491
Postage and courier	130	145	128
State and local taxes	335	325	297
Professional fees	335	319	577
FDIC insurance expense	208	206	191
Loan administration and foreclosure	156	134	126
Technology and communications	1,086	1,040	944
Deposit operations	450	324	430
Amortization of core deposit intangible (“CDI”)	56	57	68
Other, net	586	576	658
Total non-interest expense, net	11,069	10,991	10,927

Income before income taxes	7,459	7,178	7,972
Provision for income taxes	1,535	1,470	1,666
Net income	$5,924	$5,708	$6,306

Net income per common share:
Basic	$0.74	$0.71	$0.77
Diluted	0.74	0.70	0.77

Weighted average common shares outstanding:
Basic	8,004,552	8,081,924	8,156,831
Diluted	8,039,345	8,121,109	8,213,975

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30, 2024	June 30, 2023
Interest and dividend income
Loans receivable	$56,841	$45,622
Investment securities	6,892	7,058
Dividends from mutual funds, FHLB stock and other investments	266	185
Interest bearing deposits in banks	5,791	5,524
Total interest and dividend income	69,790	58,389

Interest expense
Deposits	21,383	6,729
Borrowings	787	132
Total interest expense	22,170	6,861
Net interest income	47,620	51,528
Provision for credit losses – loans	810	1,610
Recapture of credit losses – investment securities	(20)	--
Recapture of credit losses - unfunded commitments	(130)	--
Net int. income after provision for (recapture of) credit losses	46,960	49,918

Non-interest income
Service charges on deposits	3,024	2,810
ATM and debit card interchange transaction fees	3,773	3,861
Gain on sales of loans, net	188	147
Bank owned life insurance (“BOLI”) net earnings	470	470
Gain on sale of securities, net	--	95
Recoveries on investment securities, net	9	7
Other	740	826
Total non-interest income, net	8,204	8,216

Non-interest expense
Salaries and employee benefits	17,863	17,806
Premises and equipment	3,065	2,935
Gain on sales of premises and equipment, net	(3)	(32)
Advertising	556	551
OREO and other repossessed assets, net	1	1
ATM and debit card processing	1,796	1,463
Postage and courier	401	397
State and local taxes	979	894
Professional fees	908	1,479
FDIC insurance expense	624	517
Loan administration and foreclosure	395	385
Technology and telecommunications	3,101	2,612
Deposit operations	1,094	1,022
Amortization of CDI	169	203
Other, net	1,735	2,173
Total non-interest expense, net	32,684	32,406

Income before income taxes	22,480	25,728
Provision for income taxes	4,552	5,252
Net income	$17,928	$20,476
Net income per common share:
Basic	$2.22	$2.50
Diluted	2.21	2.47

Weighted average common shares outstanding:
Basic	8,067,068	8,203,255
Diluted	8,109,043	8,279,079

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2024	2024	2023
Assets
Cash and due from financial institutions	$25,566	$22,310	$28,308
Interest-bearing deposits in banks	133,347	158,039	101,645
Total cash and cash equivalents	158,913	180,349	129,953

Certificates of deposit (“CDs”) held for investment, at cost	10,458	11,204	16,931
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	176,787	211,818	275,053
Available for sale, at fair value	74,515	61,746	43,842
Investments in equity securities, at fair value	836	839	837
FHLB stock	2,037	2,037	2,802
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,795	1,311	--

Loans receivable	1,414,065	1,375,934	1,275,954
Less: ACL – loans	(17,046)	(16,818)	(15,307)
Net loans receivable	1,397,019	1,359,116	1,260,647

Premises and equipment, net	21,558	21,718	21,574
BOLI	23,436	23,278	23,276
Accrued interest receivable	7,045	7,108	5,451
Goodwill	15,131	15,131	15,131
CDI	508	564	745
Loan servicing rights, net	1,526	1,717	2,321
Operating lease right-of-use assets	1,550	1,624	1,845
Other assets	4,515	4,674	4,305
Total assets	$1,900,629	$1,907,234	$1,807,713

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$407,125	$424,906	$452,729
Deposits: Interest-bearing	1,221,419	1,213,648	1,100,001
Total deposits	1,628,544	1,638,554	1,552,730

Operating lease liabilities	1,649	1,723	1,939
FHLB borrowings	20,000	20,000	15,000
Other liabilities and accrued expenses	9,213	8,278	8,781
Total liabilities	1,659,406	1,668,555	1,578,450

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,953,421 shares issued and outstanding – June 30, 2024 8,023,121 shares issued and outstanding – March 31, 2024 8,094,174 shares issued and outstanding – June 30, 2023	30,681	32,338	35,401
Retained earnings	211,087	207,086	194,606
Accumulated other comprehensive loss	(545)	(745)	(744)
Total shareholders’ equity	241,223	238,679	229,263
Total liabilities and shareholders’ equity	$1,900,629	$1,907,234	$1,807,713

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

	Three Months Ended
PERFORMANCE RATIOS:	June 30, 2024	March 31, 2024	June 30, 2023
Return on average assets (a)	1.25%	1.22%	1.42%
Return on average equity (a)	9.95%	9.67%	11.07%
Net interest margin (a)	3.53%	3.48%	3.94%
Efficiency ratio	58.97%	60.22%	56.01%

	Nine Months Ended
PERFORMANCE RATIOS:	June 30, 2024		June 30, 2023
Return on average assets (a)	1.27%		1.51%
Return on average equity (a)	10.10%		12.17%
Net interest margin (a)	3.53%		3.99%
Efficiency ratio	58.55%		54.24%

ASSET QUALITY RATIOS AND DATA:	June 30, 2024	March 31, 2024	June 30, 2023
Non-accrual loans	$4,120	$3,605	$1,586
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	72	79	87
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$4,192	$3,684	$1,673

Non-performing assets to total assets (b)	0.22%	0.19%	0.09%
Net charge-offs (recoveries) during quarter	$36	$3	$1
Allowance for credit losses - loans to non-accrual loans,	414%	467%	965%
Allowance for credit losses - loans to loans receivable (c)	1.21%	1.22%	1.20%

CAPITAL RATIOS:
Tier 1 leverage capital	12.04%	12.01%	12.27%
Tier 1 risk-based capital	17.97%	18.08%	18.11%
Common equity Tier 1 risk-based capital	17.97%	18.08%	18.11%
Total risk-based capital	19.22%	19.33%	19.36%
Tangible common equity to tangible assets (non-GAAP)	11.97%	11.79%	11.91%

BOOK VALUES:
Book value per common share	$30.33	$29.75	$28.32
Tangible book value per common share (d)	28.36	27.79	26.36
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,391,582	5.65%	$1,365,417	5.57%	$1,254,044	5.17%
Investment securities and FHLB stock (1)	268,954	3.63	298,003	3.14	331,385	2.96
Interest-earning deposits in banks and CDs	161,421	5.41	143,121	5.39	101,798	4.79
Total interest-earning assets	1,821,957	5.33	1,806,541	5.16	1,687,227	4.72
Other assets	82,008		81,337		84,255
Total assets	$1,903,965		$1,887,878		$1,771,482

Liabilities and Shareholders’ Equity
NOW checking accounts	$329,344	1.29%	$367,924	1.61%	$387,426	1.02%
Money market accounts	326,023	3.56	270,623	3.14	205,023	0.84
Savings accounts	208,488	0.27	214,233	0.23	255,463	0.19
Certificates of deposit accounts	311,545	4.21	295,202	4.16	201,374	2.93
Brokered CDs	45,442	5.32	40,402	5.40	9,576	5.11
Total interest-bearing deposits	1,220,842	2.62	1,188,384	2.47	1,058,862	1.18
Borrowings	20,001	4.42	20,001	4.42	12,255	4.32
Total interest-bearing liabilities	1,240,843	2.64	1,208,385	2.50	1,071,117	1.22

Non-interest-bearing demand deposits	413,494		431,826		462,315
Other liabilities	10,245		10,182		10,199
Shareholders’ equity	239,383		237,485		227,851
Total liabilities and shareholders’ equity	$1,903,965		$1,887,878		$1,771,482

Interest rate spread		2.69%		2.66%		3.50%
Net interest margin (2)		3.53%		3.48%		3.94%
Average interest-earning assets to
average interest-bearing liabilities	146.83%		149.50%		157.52%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

	For the Nine Months Ended
	June 30, 2024		June 30, 2023
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,363,213	5.57%	$1,206,294	5.04%
Investment securities and FHLB stock (1)	294,789	3.24	333,659	2.89
Interest-earning deposits in banks and CDs	143,537	5.39	182,312	4.04
Total interest-earning assets	1,801,539	5.17	1,722,265	4.52
Other assets	81,650		84,167
Total assets	$1,883,189		$1,806,432

Liabilities and Shareholders’ Equity
NOW checking accounts	$358,052	1.48%	$413,372	0.75%
Money market accounts	273,683	3.09	221,131	0.67
Savings accounts	214,275	0.24	270,076	0.15
Certificates of deposit accounts	291,707	4.12	169,001	2.27
Brokered CDs	42,856	5.37	3,192	5.15
Total interest-bearing deposits	1,180,573	2.42	1,076,772	0.84
Borrowings	22,457	4.68	4,087	4.32
Total interest-bearing liabilities	1,203,030	2.46	1,080,859	0.85

Non-interest-bearing demand deposits	431,849		491,404
Other liabilities	11,273		9,896
Shareholders’ equity	237,037		224,273
Total liabilities and shareholders’ equity	$1,883,189		$1,806,432

Interest rate spread		2.71%		3.67%
Net interest margin (2)		3.53%		3.99%
Average interest-earning assets to
average interest-bearing liabilities	149.75%		159.34%
______________________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2024 Earnings
July 23, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Shareholders’ equity	$241,223	$238,679	$229,263
Less goodwill and CDI	(15,639)	(15,695)	(15,876)
Tangible common equity	$225,584	$222,984	$213,387

Total assets	$1,900,629	$1,907,234	$1,807,713
Less goodwill and CDI	(15,639)	(15,695)	(15,876)
Tangible assets	$1,884,990	$1,891,539	$1,791,837